Exhibit 99.(p)(1)(a)

FOR INTERNAL USE ONLY GLOBAL POLICY GP-00363/Version 1.7

Global Policy (GP-00363)

Employee Personal Account Trading

GP-00363/Version 1.7

Scope/Recipients

Credit Suisse Group AG and the whole of Credit Suisse AG

Original Issuance

7 September 2007

Last Revision

28 October 2016

Issuing Unit

Compliance and Regulatory Affairs (Control Room)

Author

Skip Seeder, FTA

Contact

Skip Seeder, FTA

Replaces

GP-00363-S09

References

GP-00014

Original Language

English

Gatekeeper

Sylvia Thomas, FMBB

Signing Authority

Keith Lurie, FT

Summary

Who does this policy apply to?

This policy applies to Credit Suisse Group AG and Credit Suisse AG and its branches, subsidiaries and representative offices (collectively, “Credit Suisse”).

What does the policy cover?

This policy defines the minimum global standards for employees to follow in their personal trading accounts. Additional personal account trading policies and procedures may apply (and may be more restrictive) to specific Regions, Divisions, locations, or business units.

In instances where local law may be inconsistent with the provisions of this policy, you should consult with your local General Counsel (GC) or Compliance and Regulatory Affairs (CCRO) contacts in order to determine the appropriate local application of this policy. For your reference, you can find additional policies relating to Employee Personal Account Trading at the Employee Trading - Global Intranet page

What is the purpose of this policy?

Credit Suisse’s reputation for integrity and fair dealing is one of its most valuable assets.  To protect that reputation, employees must engage in personal account trading in a manner that is in compliance with applicable laws and regulations and one in which conflicts of interest related to personal investment activities are avoided.

Changes

                        Minor changes were made in the course of regular update.

                        Updated definition of Access Persons.

                        Former global policy GP-00363-S09 was merged into GP-00363.

Appendices were updated.

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Table of Contents
1.	Accounts Subject to this Policy			4
	1.1.	Spread Betting Accounts		4
2.	Disclosure/Maintenance of Accounts			5
3.	Pre-Clearance of Employee Transactions			5
4.	Minimum Holding Periods for Non-CSG and CSG securities			5
5.	Prohibitions on Transactions that Pose Conflicts of Interest			6
6.	Prohibition on Transactions When in Possession of Confidential or Inside Information (Material non-public information)			6
	6.1.	Non-Public Information		6
	6.2.	Unauthorized Disclosures of Material Non-Public Information		6
7.	Restricted List			7
8.	Trading in CSG Securities			7
	8.1.	Examples of Material Information on CSG		7
	8.2.	Definition of Access Persons		7
		8.2.1.	Communication of Access Person Status	8
	8.3.	Trading Windows for Transactions in CSG Securities		8
		8.3.1.	Trading Windows for Access Persons	8
		8.3.2.	Trading Windows for non-Access Persons	8
	8.4.	Personal Transactions in CSG Securities		8
		8.4.1.	Pre-Clearance of Transactions in CSG Securities	8
		8.4.2.	Prohibited Transactions in CSG securities	9
		8.4.3.	Bona fide Hedging of CSG Securities	9
		8.4.4.	Margin Call and Pledged Employee Personal Trading Accounts	9
	8.5.	CSG Equity Interests Acquired Through Employee Share Award Plans		9
		8.5.1.	Elections under the CSG Master Share Plan	9
		8.5.2.	Hedging of CSG Equity Interests Acquired Through the Share Plan	9
9.	Certain Underwritten Offerings			9
10.	Monitoring of Employee Transactions			9
11.	Violations of this Policy			10

	Appendix A: Private Banking and Shared Services - Minimum Holding Periods by Product
	Appendix B: Investment Banking - Minimum Holding Periods by Product
	Appendix C: Asset Management – Minimum Holding Periods by Product
	Appendix D: Application of Restricted List for Employee Personal Account Trading
	Appendix E: Employee Personal Transactions in Credit Suisse Group Securities

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Appendix F: PA Trade System Employee Requirements

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1. Accounts Subject to this Policy

This policy refers to all “Employee Personal Trading Accounts,” which are defined as accounts:

                                                 That have brokerage capability (i.e., the ability to execute transactions in securities and other related products including but not limited to equities, debt, commodities, derivatives, etc.); and

                                                 In which an employee has an interest (e.g., account holder or beneficial owner) or has the power, directly or indirectly, to make or influence investment decisions including family and/or other special purpose investment vehicles disclosed and approved in accordance with the global policy on Outside Activities and Private Investments (GP-00014).

For purposes of this policy, the definition of “Employee” includes, local law permitting, not only the employee, but also the employee’s spouse, domestic partner, minor children and other members of the employee’s household.

The following types of accounts are not covered by this policy:

                                                 Checking, savings, money market, and other deposit accounts without brokerage capability;

                                                 Mutual funds and unit investment trusts held directly at the fund distributor (and not through an account with brokerage capabilities);

                                                 Savings plans and collective investment plans such as pension, retirement, and other similar plans without brokerage capability; and

                                                 Dividend reinvestment plans.

For Swiss-based employees, cash accounts and other deposit accounts without brokerage capability relating to an Employee Personal Trading Account are covered by this policy.

1.1. Spread Betting Accounts

Employees located in the United Kingdom must comply with the standards set forth regarding spread betting accounts. Financial “spread betting” constitutes making leveraged bets on the movement of financial instruments, and thereby allowing investors to speculate on the price movement. Spread betting in financial instruments of any kind is prohibited.

 Sports betting accounts are permitted. If, however, the account has the capability to undertake spread betting in financial instruments, the account must be disclosed to your Regional Control Rooom who will require a copy of contract notes and statements for the account. Such accounts may only be used for the purposes of sports betting or in accordance with the Employee Personal Account Trading policies that are applicable to your division.

 If you are in any doubt whether the activity you undertake through your sports betting account is within the scope of the Employee Personal Account Trading policy, please contact your Regional Control Room.

2. Disclosure/Maintenance of Accounts

You should maintain your Employee Personal Trading Accounts at Credit Suisse or a designated broker, as applicable in your jurisdiction (see regional/divisional supplements to this policy). Where these requirements exist you may only maintain your Employee Personal Trading Accounts outside Credit Suisse if:

                                                 The Employee Personal Trading Account is disclosed to the Control Room and, in some locations, approved by appropriate management and Control Room; and

                                                 Account statements or contract notes are provided to appropriate management and/or the Control Room upon request or otherwise in accordance with policy requirements applicable to your location or business area.

This disclosure requirement applies to all Employee Personal Trading Accounts, including discretionary accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement. Employee numbered accounts with brokerage capabilities may only be opened with written permission from the

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Control Room.

Swiss-based employees with a Swiss working contract must maintain their Securities Safekeeping Accounts and Related Cash Accounts in which they have any form of ownership interest(1) at a bank belonging to Credit Suisse Group. Any exceptions to this rule must be referred to the Control Room Switzerland for approval. Where an exception is granted, Swiss-based employees must disclose externally held Securities Safekeeping and Related Cash Accounts in accordance with the above requirements.

3. Pre-Clearance of Employee Transactions

You must be familiar with and abide by any pre-clearance requirements for transactions in your Employee Personal Trading Accounts that are applicable to your Region, Division, location, or business unit (e.g., employees that may regularly have access to confidential, non-public price sensitive information). Employees with pre-clearance requirements may not trade until receiving written permission to do so, either electronically or otherwise, in accordance with applicable systems and requirements. Clearance, where given, is generally valid until the close of the next business day. Limit orders extending beyond this time frame are prohibited (i.e., it is not possible to seek “ongoing” approval). The pre-clearance requirements do not apply to those Employee Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement.

4. Minimum Holding Periods for Non-CSG and CSG securities

You must engage in personal account trading for investment purposes. As such, Credit Suisse requires you to hold certain securities or related products in your Employee Personal Trading Account for a specified period of time. While there may be securities or related products where there is no specified minimum holding period, it is still expected that you utilize your working time on behalf of the Bank and its business and not in trading your Employee Personal Trading Accounts.

For CSG securities the minimum holding period for all employees globally is thirty calendar days(2). For non-CSG securities the holding period depends on your categorization, location and/or business unit. Employees in one of the jurisdictions listed in Appendix F should abide by these holding periods, for those outside of these locations, Appendices A — C apply. These Appendices will be revised to include jurisdictions as implementation proceeds, after which you will be notified.

You are responsible for knowing and complying with the holding period that applies to you. The calculation of the holding period starts on the trade date (Day 1) for all in-scope securities and/or products and selling is allowed after expiration of the holding period. The minimum holding periods set forth in this section are administered on a “Last In First Out” basis and do not apply to those Employee Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement. Exceptions to the holding period may be authorized only when a significant loss (approximately 20%) has occurred and written approval of the trade for this reason has been obtained from the employee’s supervisor and the Control Room prior to executing the trade.

5. Prohibitions on Transactions that Pose Conflicts of Interest

As an employee of Credit Suisse, you must pursue the best interests of Credit Suisse and its clients and not put your own trading interests ahead of these interests. As such, you must adhere to the following principles:

                                                 Employee transactions involving a conflict of interest between an employee and Credit Suisse or its clients are prohibited.

                                                 You are prohibited from using your access to Credit Suisse proprietary or client information in any way to advantage your personal investing.

                                                 You must trade at arm’s length with Credit Suisse and are prohibited from placing orders

(1)  The requirement only covers Securities Safekeeping Accounts for which the employee is the actual account holder. Securities Safekeeping Accounts for which the employee has power of attorney / is beneficial owner only and Securities Safekeeping Accounts of employee’s spouse, domestic partner, children or other members of the employee’s household are not covered.

(2)  The minimum holding period does not apply to CSG shares delivered as part of an employee’s compensation package. Those shares may be sold immediately upon delivery into an employee’s personal account.  Such sales are still subject to pre-clearance, if applicable

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directly with an exchange, another market maker or a Credit Suisse trader for your Employee Personal Trading Accounts.

                                                 Employee transactions that present potentially material reputational or regulatory risk to Credit Suisse are prohibited.

6. Prohibition on Transactions When in Possession of Confidential or Inside Information (Material non-public information)

Employees may not effect transactions or recommend others to effect transactions in third party or CSG securities or related derivatives while in possession of material non-public information concerning the securities to be traded. Material information for this purpose refers to information that:

•                                          Has “market significance” (i.e., the dissemination of such information is likely to affect the market price of any outstanding securities of the issuer (or the pricing of loans made to such issuer)); or

•                                          There is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, hold or sell a security (i.e., would a reasonable investor attach actual significance to the information in making their deliberations); or

•                                          The information, if made public, would be viewed by a reasonable investor as having significantly altered the total mix of information made available to holders of securities. This means that a “fact” is material if, when given to a reasonable investor in the marketplace and pieced together with all other information available about the issuer, the fact would likely cause the investor to re-evaluate the security.

Additionally, you may not trade, or recommend that others trade, in a security or related derivative:

                                                 If you are aware that Credit Suisse is effecting or proposing to effect a transaction for its own account or for a client account in a security or related derivative of the same issuer; or

                                                 If you are aware of a research report or other communication which has not yet been publicly disseminated.

Where this policy precludes you from conducting a transaction in your Employee Personal Trading Accounts, you are prohibited from procuring another person to make such a transaction on your behalf.

6.1. Non-Public Information

Information should be considered non-public until it has been disseminated to the public, such as in a press release, in a recognized newswire service, in a newspaper, on a third party issuer’s or CSG’s external website, in a public filing made with a regulatory agency, in materials sent to shareholders or potential investors such as a proxy statement or prospectus, or in materials available from public disclosure services.

Questions regarding whether particular information is material or non-public should be raised with your Regional Control Room or by referencing the policy on the Bank Information Barrier (GP-00381).

6.2. Unauthorized Disclosures of Material Non-Public Information

Employees may not “tip” or otherwise make unauthorized disclosure of material non-public information concerning third party issuers or CSG. All employees have a duty to protect the confidentiality of such information. Even among employees, such information should be shared only in accordance with the policy on the Bank Information Barrier (GP-00381) (e.g., on a “need to know” basis and accompanied by a reminder that the information must be maintained in confidence). In all cases, employees should avoid discussions of material, non-public information concerning third parties or CSG in public places, such as elevators, hallways, lobbies and public transportation facilities. Improper disclosure or misuse of material, non-public information about third parties or CSG can pose a substantial regulatory and reputational risk to the Bank and the relevant employees. If you are unsure whether you have access to or are in receipt of material non-public information about third parties or CSG, or otherwise have questions regarding the distribution or receipt of such information, please contact your Regional Control Room.

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7. Restricted List

You generally may not engage in transactions in Employee Personal Trading Accounts prohibited by the Restricted List applicable to your Region, Division, location or business area. Each employee is responsible for checking the appropriate Restricted List, where applicable, prior to entering an order for his or her account. These requirements relating to the Restricted List do not apply to those Employee Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement.

See Appendix D for more information regarding the application of the Restricted List.

In addition, employees who are involved in or have knowledge of projects or activities supported by the Corporate Development function of Credit Suisse may be subject to additional personal trading restrictions. For more information, refer to the Corporate Development M&A Supplement to Bank Information Barrier (GP-00381-S03).

8. Trading in CSG Securities

When trading CSG securities, additional requirements apply as per below and Appendix E. As outlined in Section 6 above, when you are in possession of material, non-public information regarding Credit Suisse Group (“CSG”), you are prohibited from trading in (or suggesting to others that they trade in) any CSG securities. To assist in preventing even the appearance of improper trading, Credit Suisse has established specified trading windows for employees to conduct transactions in CSG securities. The trading windows applicable depend on your status as an Access Person or Non-Access Person.

8.1. Examples of Material Information on CSG

Examples of material information about CSG include (but are not limited to):

•                                          Non-public information regarding the financial results or projected results (e.g., revenues, profit & loss) of CSG as a whole or of a particular division, region or business unit of CSG;

•                                          An impending change in ratings by a rating agency;

•                                          Financial forecasts and plans for CSG, its divisions and/or regions;

•                                          An acquisition or disposition of a business; and

•                                          A new issuance of CSG stock or debt, or respective repurchase programs.

8.2. Definition of Access Persons

Access Persons are employees who, by nature of their activites, have potentially greater and regular access to material non-public information concerning CSG. Access Persons generally include:

•                                          Executive Board Members;

•                                          Divisional CEOs including their Senior Management teams, Committees and Assistants;

•                                          Employees who have access to Projected AuM Data and/or New Business Initiatives Data/Reports with material impact on quarterly earnings; and

•                                          Any other employee who is in possession of:

Group consolidated revenue data and/or Profit & Loss data

 Divisional (Swiss UB, IWM, APAC, GM, IBCM) revenue data and/or Profit & Loss data

•             Main legal entities revenue data and/or profit & loss data (Credit Suisse Holdings (USA), Inc., Credit Suisse International (CSI), and Credit Suisse Securities Europe Ltd (CSEL), etc.)

 Global Markets Securities (Equities and/or Fixed Income) revenue data and/or Profit & Loss data.

Those employees who prepare and distribute this type of information have the responsibility to provide the Regional Control Room with updated distribution lists.

8.2.1. Communication of Access Person Status	Access Persons will receive an Alert email message confirming his/her status as an Access Person on the day quarterly earnings of CSG are published. This status is reviewed on a regular basis.

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 It is the employee’s responsibility to contact the Regional Control Room if he/she receives material non-public information regarding CSG but has not yet received confirmation of Access Person status. Also, if they believe they are no longer an Access Person (e.g., owing to a change of role) they should contact the Regional Control Room.

Any changes from an employee’s Access Persons status to a non-Access Person will be effective at the time the material non-public information about CSG has become stale or on the day of the following quarter’s earnings announcement. Employees will receive a respective email message confirming their change of status

Questions regarding your Access Person status may be directed to the Access Persons Team (GG PL Access Persons)

8.3. Trading Windows for Transactions in CSG Securities

To avoid the appearance of impropriety, CSG will generally not permit employees to engage in transactions in CSG securities during times when the Bank is most likely to have material non-public information. Trading in CSG securities is therefore permitted only in periods where normally no such material non-public information is available (“Trading Windows”).

8.3.1. Trading Windows for Access Persons

For Access Persons, the Trading Window opens one day after the public announcement of CSG earnings for the preceding quarter. Access Persons generally are prohibited from trading for fourteen full calendar days before the end of the current quarter.

8.3.2. Trading Windows for non-Access Persons

For non-Access Persons, the Trading Window opens one day after the public announcement of CSG earnings for the preceding quarter. Employees other than Access Persons are generally prohibited from trading for five full business days before the public announcement of earnings for the current quarter.

8.4. Personal Transactions in CSG Securities

CSG securities include shares, options, warrants and any other equity related or derivative products, with CS securities as underlying; bonds, CoCos and any other debt securities, swaps and synthetic products. Transactions include any purchases, sales, transfers and elections of CSG shares.

8.4.1. Pre-Clearance of Transactions in CSG Securities

Notwithstanding an open Trading Window, certain groups of employees must preclear their trades in CSG securities with the Regional Control Room.  These groups include:

•                  Access Persons, regardless of where the Access Person works within Credit Suisse; and

•                  Non-Access Persons who work in a location, department or function that requires personal account trade pre-clearance with the Regional Control Room (e.g., the Investment Banking and Capital Markets Division), see also Section 3 above.

In locations in which the PA Trade system is available, employees must pre-clear via this system. All other locations must follow their local procedures for pre-clearance approvals.

8.4.2. Prohibited Transactions in CSG securities

Prohibited transactions in CSG securities include the following:

•                  Speculative trading in CSG securities is prohibited. Transactions in CSG securities must be for investment purposes only and not for short-term trading profits. For example:

 Employees may not buy or sell naked options or warrants on CSG shares;

 Employees may not short sell puts on CSG;

 Employees may not buy long calls on CSG;

 Employees may not sell short CSG shares; and

 Employees may not trade structured products linked to CSG unless the product contains at least two other underlying securities in addition to CSG.

•                  Employees may not transact during a Trading Window, when they have received an over-the-wall notification regarding CSG, or while they are in possession of material

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non-public information concerning CSG or CSG securities. • In special situations and where necessary, CSG may also prohibit or limit transactions in CSG securities from time to time.

8.4.3. Bona fide Hedging of CSG Securities

Hedge transactions involving CSG securities must be bona fide and must not be speculative. Employees may buy puts, sell calls, execute roll-over option transactions against long positions in CSG securities held by them, and may use collars for hedging purposes. In accordance with the minimum holding period described in Section 4, all option positions must be held for at least 30 days (i.e., employees may not sell calls or buy puts with an expiration date that is less than 30 days out). Transactions to hedge currency risks are also permitted. For hedging of CSG equity interests acquired through the Share Plan, see Section 8.5.2 below.

8.4.4. Margin Call and Pledged Employee Personal Trading Accounts	The potential selling of CSG securities to cover a margin call in pledged employee personal trading accounts is generally restricted and would require pre-approval from the Regional Control Room.

8.5. CSG Equity Interests Acquired Through Employee Share Award Plans

The following requirements apply to transactions in CSG securities under the current Compensation Plan as designated by the Compensation Committee and approved by the Board of Directors of CSG (the “Share Plan”). All such activities involving CSG securities must be conducted during the permissible Trading Windows and not while the employee is in possession of material non-public information concerning CSG or CSG securities.

8.5.1. Elections under the CSG Master Share Plan

All elections under the Share Plan are irrevocable. If an election is not possible by the deadline due to the restrictions, the default election option applies. The default election option “Sell to Cover” means that the Executive Compensation team will withhold an estimated number of shares to cover the employee’s liabilities and deposit any remaining shares in the Employee’s personal trading account.

8.5.2. Hedging of CSG Equity Interests Acquired Through the Share Plan

Employees may only hedge vested securities in CSG held under the Share Plan. Employees are prohibited from entering into transactions to hedge the price of equity awards while such awards are unvested (if subject to vesting) or before the Settlement Conditions (if any) applicable to awards that are not subject to vesting lapse. The contractual exercise and expiration date of the options or products used to hedge must be on or past the date the vested CSG securities will be delivered in the employee’s personal trading account, no less than thirty days out from the time the position is initiated, and must fall in an open Trading Window. Employees must enter into European-style options (OTC options) provided that the exercise date is set during an open Trading Window. Hedging via American-style options (standardized listed options) is not permitted because they might be exercised by the counterparty when the Trading Window is closed and result in a transaction in CSG shares by the employee.

9. Certain Underwritten Offerings

You are not permitted to invest in any new issues registered in the United States and subject to FINRA Rule 5130 (Restrictions on the Purchase and Sale of Initial Equity Public Offerings). For any other transactions underwritten by Credit Suisse or where Credit Suisse has any controls or influence over allocation decisions (e.g., public, private, follow-on, “when-issued”), you are generally prohibited from participating, given the obligation to fulfil bona fide client interest on a priority basis. Refer to the policy on New Issue Securities Allocation (GP-11015) for more information and to your region, division, location or business unit policies for more specific guidance which can, in some instances, be more restrictive.

10. Monitoring of Employee Transactions	Employee Personal Trading Accounts and related cash accounts, where applicable, are subject to monitoring by your Regional Control Room, and/or supervisory review as permitted by local law.

11. Violations of this Policy

Credit Suisse may, at your expense and without prior notice, freeze or cancel any transactions or positions resulting from transactions in violation of this policy as permitted under local law. You may be required to disgorge profits, if any, from the violation with such profits donated to charity. You may also be subject to disciplinary action by Credit Suisse, including termination of employment. In the event applicable laws or regulations are violated, you may also be subject to regulatory sanction and civil and criminal penalties.

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Keith Lurie Global Head, Control Room sig.

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Exhibit 99.(p)(1)(b)

FOR INTERNAL USE ONLY SUPPLEMENT GP-00363-S11/Version 1.1

Supplement (GP-00363-S11)

Asset Management Supplement to Employee Personal Account Trading

GP-00363-S11/Version 1.1

Scope/Recipients

All Asset Management employees of U.S Registered Investment Advisers

Original Issuance

4 November 2009

Last Revision

30 June 2016

Issuing Unit

Compliance and Regulatory Affairs

(IWM Compliance AM)

Author

Antonio Muinos, FDDA 1

Contact

Antonio Muinos, FDDA 1

Replaces

N/A

References

GP-00014

GP-00363

GP-00363-S09

Original Language

English

Gatekeeper

Sharon Lieberman, FIEE

Signing Authority

Floriana Scarlato, FD

Emidio Morizio, FDD

Summary

Who does this policy apply to?

This policy applies to all Asset Management employees of U.S. Registered Investment Advisers.

What does the policy cover?

This policy defines the minimum global standards for Asset Management employees of U.S. registered investment advisers to follow in their personal trading accounts. Additional personal account trading policies and procedures may apply (and they may be more restrictive) to specific Regions, Divisions, locations or business units.

In instances where local law may be inconsistent with the provisions of this Policy, you should consult with your local Compliance contact to determine the appropriate local application of this policy. For your reference, you can find additional policies relating to Employee Personal Account Trading on the Employee Trading - Global intranet site.

What is the purpose of this policy?

Credit Suisse’s reputation for integrity and fair dealing is one of its most valuable assets. To protect that reputation, employees must engage in personal account trading in a manner that is in compliance with applicable laws and regulations and one in which conflicts of interest related to personal investment activities are avoided.

Changes

Minor edits have been made to this policy supplement in the course of regular update.

Table of Contents

1.	Introduction	3

2.	Definitions	3

3.	Statement of General Principles	4

4.	Mutual Funds and Other Regulated Collective Investment Schemes	4

5.	Trading Accounts	4

6.	Pre-Clearance Requirements	4

	6.1. Securities Subject to the Pre-Clearance Requirement	5
	6.2. Transactions Exempt from the Pre-Clearance Requirement	5

7.	Conflicts/Disclosure of Interest	5
8.	Trading Prohibitions	6

	8.1. Short-Term Trading	6
	8.2. Side-By-Side Trading	6
	8.3. Blackout Periods	6
	8.4. Initial Public Offerings	7
	8.5. Private Placements	7
	8.6. Futures Contracts	7
	8.7. Options	7
	8.8. Financial Spread Betting	7
	8.9. Trading, Hedging and Speculation in Credit Suisse Group Securities	7
	8.10. Unlimited Liability Transactions/Short Selling	7

9.	Reporting and Other Compliance Procedures	7

	9.1. Initial Certification	7
	9.2. Annual Certification	8
	9.3. Quarterly Reporting	8

10.	Local Compliance Representatives, Compliance Monitoring and Supervisory Review	8

11.	Sanctions	8

12.	Confidentiality	9

13.	Conflict of Rules	9

14.	Further Information	9

Appendix A		10

Appendix B		11

Appendix C		13

Appendix D		15

Appendix E		16

Appendix F		17

Appendix G		19

1. Introduction

This Asset Management business unit supplement to the global Employee Personal Trading Policy and any relevant local supplement (referred to throughout as the “Policy”) establishes rules of conduct for all employees of U.S. Registered Investment Advisers within the Asset Management business of Credit Suisse (“AM”) when conducting personal investment activities and supersedes all previously issued policies and directives on this subject. Ensure that you read and fully understand how this Policy applies to your activities. If you have any questions, please contact your local General Counsel (“GC” or “Legal”) and/or Compliance and Regulatory Affairs (“CCRO” or “Compliance”) representative, referred to throughout this policy as “Legal and/or Compliance”. Violation of this Policy may be grounds for disciplinary action, including dismissal and, where appropriate, referral to relevant government authorities and self-regulatory organizations. Any circumvention of this Policy will be treated as a violation.

2. Definitions	For purposes of this Policy:

•                  The term “Employees” shall include: (i) any employee of AM; (ii) full-time consultants, full-time contractors and long-term temporary workers on more than a six-month assignment; (iii) any other person designated in the sole discretion of Legal and/or Compliance; and (iv) non-employee directors of AM, or its affiliated sub-advisers, if any;

•                  The term “security” shall include any security, including a security issued by any collective investment vehicle or fund, as well as an option to purchase or sell, any security that is convertible or exchangeable for, and any other derivative interest relating to the security;

• “Security” shall exclude commodities and foreign currency exchange contracts;
• The terms “purchase” and “sale” of a security shall include, among other things, the writing of an option to purchase or sell a security;

•                  The term “Credit Suisse client” shall include all advisory clients of the Employee’s local Credit Suisse office, including (i) funds advised by the office; and (ii) funds sub-advised by the office to the extent that the local AM office renders discretionary investment advice;

•                  The term “Employee account” includes any account in which an Employee has a direct or indirect financial interest (by contract, arrangement, understanding, relationship or otherwise) or has the power, directly or indirectly, to make or influence investment decisions. For the purposes of the Policy, each Employee is deemed to have a direct or indirect financial interest in the following additional accounts:

• Accounts of the Employee’s spouse, partner, minor children and other family members residing in the Employee’s household (each, a “Family Member”);
• Accounts of any investment club in which the Employee or a Family Member participates;

•                  Accounts of any corporation, limited liability company or similar entity the management or policies of which are controlled by the Employee or a Family Member or accounts of any limited partnership of which the Employee or a Family Member is a general partner; and

• Accounts of any trust of which the Employee is trustee, beneficiary or settlor.

The above list of accounts is meant to be a representative list and is not meant to be exhaustive.

3. Statement of General Principles

All Employees are reminded that, as an investment adviser, Credit Suisse is a fiduciary to our advisory clients. Accordingly, in ongoing dealings with clients and in conducting personal investment activities, all Employees must comply with all applicable laws and regulations and the following general fiduciary principles:

• The interests of Credit Suisse clients must always be placed first;
• Employees may not knowingly engage in any transaction with a client of Credit Suisse;

•                  All personal securities transactions must be conducted in such a manner as to avoid any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility;

• Employees must not take inappropriate advantage of their position or information that they have received or to which they have access; and

•                  Personal trading must not take too much of the Employee’s time or otherwise interfere with the Employee’s ability to fulfill his or her job responsibilities in the judgment of the Employee’s manager or the AM Local Management Committee.

AM has designed separate policies and procedures in order to detect and prevent insider trading (see the global policy on Employee Personal Account Trading (GP-00363)), and governing directorships and outside business activities (see the global policy on Outside Activities and Private Investments (GP-00014) along with any local supplement), which should be read together with this Policy. For example, Employees who manage or provide analysis for funds may not trade or recommend that others trade in shares of the funds while in possession of material non-public information regarding such funds. Nothing contained in this Policy should be interpreted as relieving any Employee from the obligation to act in accordance with any applicable law, rule or regulation or any other statement of policy or procedure to which he or she is subject.

4. Mutual Funds and Other Regulated Collective Investment Schemes

Employees are not required to pre-clear trades in shares of mutual funds (i.e., open-end funds) and other regulated collective investment schemes not advised by AM (or an affiliate), but must report all trades and holdings as described below in Section 8.

Trades in shares of such funds, other than money market funds, are subject to the Short-Term Trading Prohibition set forth in Section 8.1.

5. Trading Accounts

All Employee accounts will be subject to monitoring by Legal and/or Compliance, and will determine whether Employee accounts must be maintained at an affiliate of Credit Suisse or at an unaffiliated entity. No Employee shall open or maintain a numbered account or an account under an alias without the express prior written approval of Legal and/or Compliance.

6. Pre-Clearance Requirements

Employees must pre-clear trades of the securities set forth below with Legal and/or Compliance representatives for each Employee account (Appendix C is a form to request such approval). If clearance is given for a transaction and such transaction is not effected on that business day, a new pre-clearance request must be made.

6.1. Securities Subject to the Pre-Clearance Requirement	Equities: • Common stock;
• Preferred stock;
• Rights and warrants.

Options on single individual securities (subject to the rules herein on the use of options):

• Puts; and
• Calls.

Bonds:

• Non-investment grade debt securities (i.e., “junk bonds”), including unrated debt securities of equivalent “junk” quality;
• Debt securities (investment grade or non-investment grade) convertible into equity securities;
• Municipal debt securities (investment grade or non-investment grade); and
• Mortgage-backed and other asset-backed securities.

Futures:

• Narrow-based Index Futures (i.e., sector Index Futures).

Funds:

• Closed-end fund shares traded on an exchange or other secondary market;
• Open-end funds advised by AM or an affiliate, provided that the purchase of shares of a mutual fund advised by AM in an amount of $2500 or less need not be pre-cleared;
• Narrow-based indices and narrow-based ETFs (e.g., sector-specific indices); and
• Private funds, limited partnerships, unregulated collective investment schemes and similar vehicles. (Please note special requirements set forth below in Section 8.5)

Please note that certain securities may be subject to a restricted list, in which case purchases and/or sales may be prohibited.

6.2. Transactions Exempt from the Pre-Clearance Requirement	Transactions exempt from the pre-clearance requirement include:

• Purchases and sales of shares of mutual funds (i.e., open-end funds) not advised by AM (or an affiliate) and other regulated collective investment schemes;
• Purchases and sales of broad-based exchange-traded funds (e.g., non-sector-specific indices, including but not limited to, CAC 40, S&P 500, SMI or DAX);

•                  Purchases and sales of broad-based index (e.g., non-sector-specific indices, including but not limited to, CAC 40, S&P 500, SMI or DAX) futures, options on the index, or warrants and options on these futures;

• Purchases and sales of shares of closed-end funds that are not traded on an exchange or other secondary market;
• Purchases and sales of fixed income securities issued, guaranteed or sponsored by a government member of the Organization of Economic Co-Operation and Development (“OECD”);
• Purchases and sales of investment grade debt (other than as described immediately above) with a transaction value (at time of purchase) of less than 250,000 USD;
• Purchases that are part of an automatic purchase plan (e.g., an automatic dividend reinvestment plan or a plan to purchase a number of shares per month);
• Purchases and sales that are involuntary on the part of Employees and Credit Suisse clients (e.g., stock splits, tender offers, and share buy-backs);
• Acquisitions of securities through inheritance;

•                  Purchases and sales in any account over which an Employee has no direct or indirect influence or control over the investment or trading of the account (e.g., an account managed on a discretionary basis by an outside portfolio manager, including a “Blind Trust”);

• Purchases by the exercise of rights offered by an issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from the issuer;
• Purchases of securities whereby the acquisition is a result of an entity converting from a mutual ownership to a stock ownership; and
• Sales pursuant to tender offers by an issuer.

Please note that all securities are subject to the Short-Term Trading Prohibition (Section 8.1) and Reporting (Section 9) Requirements.

7. Conflicts/Disclosure of Interest

Employees must not recommend to, or effect for, any Credit Suisse client, any securities transaction without having disclosed to Legal and/or Compliance his or her personal interest (actual or potential), if any, in the issuer of the securities, including without limitation:

• Any ownership or contemplated ownership of any privately placed securities of the issuer or any of its affiliates;
• Any employment, management or official position with the issuer or any of its affiliates;
• Any present or proposed business relationship between the Employee and the issuer or any of its affiliates; and
• Any additional factors that may be relevant to a conflict of interest analysis.

Where the Employee has a personal interest in an issuer, a decision to purchase or sell securities of the issuer or any of its affiliates by or for a Credit Suisse client must be subject to an independent review by Legal and/or Compliance.

8. Trading Prohibitions	Purchases and sales of securities that are exempt from the Pre-Clearance Requirement are also exempt from Sections 8.2 — 8.10.

8.1. Short-Term Trading

Employees must not make a purchase and sale (or sale and purchase) of a security, including shares of any (open-end) mutual fund or other regulated collective investment schemes (other than money market funds) within the number of days after the date of the initial purchase or sale as set forth in Appendix A. Legal and/or Compliance, in its sole discretion, may extend this prohibition period for particular securities and/or Employees. The Short-Term Trading prohibition shall be administered on a “Last In First Out” basis.

Exemptions from Short-Term Trading Prohibition:

•                  Volitional purchases or sales of shares of any (open-end) mutual fund or other regulated collective investment scheme made within thirty days of an automatic purchase or sale, such as a periodic purchase or redemption plan.

Examples include: (1) Employee purchases shares of a fund twice a month in a retirement account pursuant to a “Dollar Cost Averaging Automatic Purchase Plan.” Employee redeems shares of the fund from which he purchased shares within the prior month. Employee’s redemption of the shares is exempt from the Short-Term Trading prohibition. (2) Employee invests in a fund (outside of an automatic purchase program) and then redeems the shares within thirty days of the investment. Employee’s redemption is prohibited.

• Sales of a security at a significant loss (generally at a loss of 30% or more) (only with approval of Legal and/or Compliance).

8.2. Side-By-Side Trading	Employees must not purchase or sell (directly or indirectly) any security if at the time of such purchase or sale:

• There is a “buy” or “sell” order pending for an AM client within your business unit that has not yet been executed; or
• The Employee knows (or should know) that the security is being considered for purchase or sale by or for a Credit Suisse client within your business unit.

Exemption from Side-by-Side Trading Prohibition:

•                  Transactions on the Side-by-Side/Blackout Period Exemption List, which may be updated from time to time. Such list shall be based on a determination that neither the Employee transaction, nor any transaction by Credit Suisse clients (individually or in the aggregate), would have a material impact on the price of the security.

8.3. Blackout Periods

Employees are prohibited from trading in any security during each “blackout period,” which is the period from five business days (i.e., days on which the major exchange(s) in the country of your local Credit Suisse office are open) before through one business day after an AM client trades in the security. Please note that, if upon review of your preclearance request or subsequent review of trades you are found to have executed your trade during the blackout period, you may be required to unwind the trade, donate any profits to charity or swap execution with a client if you obtained a better price for your trade than the AM client.

Exemption from Blackout Periods Prohibition:

•                  Transactions on the Side-by-Side/Blackout Period Exemption List, which may be updated from time to time. Such list shall be based on a determination that neither the Employee transaction, nor any transaction by Credit Suisse clients (individually or in the aggregate), would have a material impact on the price of the security.

8.4. Initial Public Offerings

Employees must not directly or indirectly acquire any security (or a financial interest in any security) in an initial public offering in the primary securities market, unless the acquisition is pursuant to a separate non-institutional offering to members of the general public, the securities included in such offering cannot be offered to any Credit Suisse client and the Employee has received permission from Legal and/or Compliance.

8.5. Private Placements

Employees must not directly or indirectly acquire any privately placed security (or any financial interest in any privately placed security) without the express prior written approval of Legal and/or Compliance. Approval will take into account, among other factors, whether the investment opportunity should be reserved for an AM client, whether the opportunity is being offered to the Employee because of his or her position with AM or as a reward for past transactions and whether the investment creates, or may in the future create, a conflict of interest. Employees should obtain approval of Legal and/or Compliance by completing the approval process applicable to their region such as the web-based Outside Interest Request System. Appendix B is a form to request such approval if a web-based system is unavailable.

8.6. Futures Contracts	Employees must not invest in futures contracts with respect to an individual security, but may invest in futures contracts with respect to indices, interest rates and commodity indices.

8.7. Options

No Employee may write (i.e., sell) any options on an individual security, except for hedging purposes and only if the option is fully covered. Employees may write options on indices and purchase options on individual securities and indices.

Please note that the purchase and sale of all options are subject to the Short Term Trading Prohibition (Section 8.1).

8.8. Financial Spread Betting	Employees must not engage in financial “spread betting.”

8.9. Trading, Hedging and Speculation in Credit Suisse Group Securities

Employees may trade CSG stock, subject to applicable CSG policy on trading in CSG shares (see Employee Personal Transactions in Credit Suisse Group Securities Supplement to Employee Personal Account Trading (GP-00363-S09)) and may only hedge vested positions in CSG stock through short sales or derivative instruments. Uncovered short exposure, through short sales or otherwise, is not permitted without the express prior written approval by Legal and/or Compliance.

8.10. Unlimited Liability Transactions/Short Selling

Employees must not engage in any transaction with respect to an individual issuer that can result in a liability that is greater than the amount invested. Accordingly, short selling is only permitted to hedge an underlying security position held by the Employee.

9. Reporting and Other Compliance Procedures

9.1. Initial Certification	Within ten calendar days after the commencement of employment with AM, each Employee shall submit to Legal and/or Compliance an initial certification in the form of Appendix D to certify that:

• He or she has read and understood this Policy and recognizes that he or she is subject to its requirements;

•                  He or she has disclosed or reported all personal securities holdings (e.g., title, number of shares, principal amount) in which Employee has a direct or indirect financial interest (which information must be current as of a date no more than forty-five days prior to the date the person becomes an Employee), including all Employee accounts; and

•                  He or she has reported the name(s) of each person or institution managing any Employee account (or portion thereof) for which the Employee has no direct or indirect influence or control over the investment or trading of the account.

As part of orientation for all new Employees, Legal and/or Compliance must notify all new Employees about the Initial Certification requirements. The Human Resources (“HR”) department of the local AM office shall notify Legal and/or Compliance of all new Employees, including full-time consultants and long-term temporary workers and contractors on more than a six-month assignment.

9.2. Annual Certification	Each Employee must submit to a Legal and/or Compliance (electronically or otherwise) an annual certification in the form of Appendix E every year to certify, among other things, that:

• He or she has read and understood this Policy and recognizes that he or she is subject to its requirements;

•                  He or she has complied with all requirements of this Policy; and he or she has disclosed or reported, as of December 31st of the prior year, (a) all personal securities transactions for the previous year, (b) all personal securities holdings (e.g., title, number of shares, principal amount) in which Employee has a direct or indirect financial interest, including all Employee accounts, and (c) the name(s) of each person or institution managing any Employee account (or portion thereof) for which the Employee has no direct or indirect influence or control over the investment or trading of the account.

Employees must comply with the initial and annual reporting requirements by submitting account statements and/or Appendix F to Legal and/or Compliance within the prescribed periods.

9.3. Quarterly Reporting	Each Employee must submit to Legal and/or Compliance within thirty calendar days after the end of each calendar quarter:

•                  Duplicate copies of confirmations of all personal securities transactions, if any, and copies of periodic statements for all Employee accounts, including confirmations and statements for transactions exempt from the Pre-Clearance Requirement;

•                  If an Employee account was first established during the quarter, then the Employee should report to Legal and/or Compliance the following information if not included in the periodic statement: (i) name of broker-dealer, (ii) date on which the account was established, and (iii) if the Employee has no direct or indirect influence or control over the investment or trading of the account, the name(s) of each person or institution managing the account (or portion thereof); and

• If not included in the periodic statements, a transaction report for all securities that were acquired or disposed of through gift or acquired through inheritance.

Employees may request their broker-dealers to provide such documentation on their behalf (electronically or otherwise) to satisfy their quarterly reporting requirements. If it is impossible for an Employee to submit the quarterly documentation to submit to Legal and/or Compliance within thirty calendar days after the end of the calendar quarter, then the Employee shall submit a report prepared by the Employee to Legal and/or Compliance containing the information in such documentation, which shall include the date of the submission of the report.

10. Local Compliance Representatives, Compliance Monitoring and Supervisory Review

A. Legal and/or Compliance may exempt any account or transaction from one or more trading prohibitions or reporting provisions in writing under limited circumstances if the transaction or the waiver of the reporting requirements is not inconsistent with the purpose of this Policy and does not violate any applicable provisions of securities laws.

B. Legal and/or Compliance shall report material issues under this Policy immediately to the Local Management Committee (or equivalent body) of the corresponding IWM office, the Chief Compliance Officer of the funds advised by AM (the “CCO”), if any, and General Counsel (“GC”). At least annually, local Legal and/or Compliance representatives shall prepare a written report to the Local Management Committee (or equivalent body) of the corresponding Credit Suisse office, the Global General Counsel, the CCO and any other relevant recipient, that:

•                  Describes issues that have arisen under this Policy since the last report, including, but not limited to, material violations of the Policy or procedures that implement the Policy and any sanctions imposed in response to those violations; and

• Certifies that the local AM office has adopted procedures reasonably necessary to prevent Employees from violating this Policy.

11. Sanctions

Upon discovering that an Employee has not complied with the requirements of this Policy, the AM Local or Global Executive Committees (or equivalent bodies) may, subject to applicable law or regulation, impose on that person whatever sanctions are deemed appropriate, including censure, fine, reversal of transactions, disgorgement of profits (by donation to charity of Employee’s choice where permissible under applicable law), suspension or termination of employment.

12. Confidentiality

All information obtained from Employees under this Policy must be kept in strict confidence by AM, except that personal trading information will be made available to any regulatory or self-regulatory organization to the extent required by applicable law or regulation. To the extent permissible under applicable law or regulation, AM may also (i) make each Employee’s information available to the Employee’s manager(s), the AM Local Executive Committee (or equivalent body(ies)) and their appointees, and (ii) make such information available to the AM Global Executive Committee (or equivalent body(ies)) and any other business unit or legal entity of CSG, including any of its domestic or foreign subsidiaries or branches, to consider violations of this Policy. To the extent required by applicable law, the sharing of such information will be subject to a data confidentiality agreement with the entity receiving such information.

13. Conflict of Rules

Where an Employee works in an office of another CSG entity or in close proximity to staff from another CSG entity, local Legal and/or Compliance representatives shall determine which policies apply to the Employee.

14. Further Information	Any questions regarding this Policy should be directed to local Legal and/or Compliance representatives.

	Floriana Scarlato	Emidio Morizio
	Chief Compliance Officer, IWM	Global Head, IWM Compliance AM
	sig.	sig.

Appendix A

Asset Management

Minimum Holding Periods by Product

Product	Minimum Holding Period
Equity and Related Securities
Equity Securities	30 calendar days
Warrants and Options on Single Stocks	30 calendar days
Derivatives related to equity securities	30 calendar days
Bonds and Related Derivatives
Corporate Bonds	7 calendar days
Derivatives related to corporate bonds	30 calendar days
Convertible Bonds	30 calendar days
Asset Backed Securities	30 calendar days
Sovereign and Supranational Bonds	7 calendar days
Municipal Bonds	30 calendar days
Futures, Options and Options on Futures
Financials (Interest Rates, Treasury Bonds, CDs)	7 calendar days
Indices	7 calendar days
Commodity Futures	7 calendar days
Mutual Funds
Mutual Funds (Open-End and Closed End Funds)	30 calendar days
Broad-Based Exchange Traded Funds and Broad-Based Index Mutual Funds (e.g., non sector specific indices, including but not limited to CAC 40, S&P 500, SMI or DAX)	7 calendar days
Narrow-Based Exchange Traded Funds and Narrow-Based Mutual Funds (e.g., sector specific indices)	30 calendar days
Money Market Funds	No specified holding period
Currencies
Spot	7 calendar days
Forwards/Futures	7 calendar days
Options on Currencies	7 calendar days

Appendix B

SPECIAL APPROVAL FORM

1. The following is a private placement of securities (or other investment requiring special approval) that I want to dispose of or acquire:

Name of Private Security, IPO or Other Investment	Date to be Acquired	Amount to be Held	Record Owner	Purchase Price	How Acquired (Broker/Issuer)

2.  Are you aware of a client of the Asset Management business of Credit Suisse (“AM”) for whom this investment opportunity would be appropriate?

☐ Yes	☐ No

3.  Is this investment opportunity being offered to you because of your position/employment with AM or as a reward for any transaction?

☐ Yes	☐ No

4.  Would this investment create, now or in the future, a conflict of interest with an AM client?

☐ Yes	☐ No

5.  Will you have any type of management role with the issuer (General Partner, Director, etc.)?

☐ Yes	☐ No

6.  I agree to promptly notify the Legal and Compliance Department should I become aware of a public offering of the securities.

☐ Yes	☐ No

7.  If an IPO, confirm that the offering is a separate, non-institutional offering to members of the general public, and cannot be offered to any client of Credit Suisse client.

☐ Yes, I confirm	☐ No, I cannot confirm

I certify, as applicable, that I (a) am not aware of any non-public information about the issuer, (b) have made all disclosures required by the AM Supplement to the Employee Personal Account Trading Policy, and (c) will comply with all reporting requirements of the AM Supplement to the Employee Personal Account Trading Policy.

Signature	Date

Print Name

☐ Approved

☐ Not Approved

Local Legal and/or Compliance Representative	Date

Appendix C

Asset Management U.S. Personal Trading Pre-Clearance Form

This form applies to all U.S. based AM personnel and should be filled out completely to expedite approval.  Please email the completed form to DD LCD Trade Preclearance

1.                                      Security Name:

2.                                      Ticker:

Purchase ☐                                Long Sale☐                              Short Sale☐

Security type:                     Common ☐                             Debt☐                                                          Preferred☐                                   Convertible☐

Call Option☐                      Put Option☐                          Other:

3.                                      Approximate market capitalization of the security:

4.                                      Number of shares/bonds/units/contracts:

5.                                      Approximate market value:

6.                                      Name of brokerage account:

7.                                      Transaction will:                                                      Create new position  ☐                                                                                                                   Add to existing position  ☐

Reduce existing position ☐                                              Liquidate entire position ☐

8.                                      Reason for transaction:                Long-term investment ☐                                                         Hedge ☐                                              Margin call ☐

Take advantage of market opportunity ☐                                                            other cash needs ☐

9.                                      Have you purchased or sold the security within 30 days today?      Yes ☐                                       No ☐

10.                               Are you aware that:

☐                                                      there is a “buy” or “sell” order pending for an AM client that has not yet been executed; or

☐                                                      The security is being considered for purchase or sale by or for an AM client.

Yes ☐                                                             No ☐

If yes, please describe

11.                               Does this request meet the “de minimis exception” (2,000 shares or less and the security has a market capitalization of at least $5 billion)?        Yes☐                                                                No ☐

I certify that I (a) am not aware of any non-public information about the issuer, (b) have made all disclosures required by the AM Supplement to the Employee Personal Account Trading Policy and this trade otherwise complies with the AM Supplement to the Employee Personal Account Trading Policy, including the prohibition on investments in initial public offerings, and (c) will comply with all reporting requirements of the AM Supplement to Employee Personal Account Trading (GP-00363-S11).

The following must be completed by investment professionals (portfolio managers, investment committee members, members of a deal team, research analysts, and traders):

Is the security you wish to trade held by a client account you and/or your business unit manage?

☐ Yes	☐ No

Signature of Employee		Date

Print Name		Business Unit and Extension

☐ Approved	☐ Not Approved

Control Room Approval		Date — Approval is Valid this Business Day

Appendix D

Asset Management Employee Personal Account Trading Policy (Code of Ethics) - Initial Certification

I certify that:

•             I have read and understood the Global Personal Trading Policy of the Asset Management business of Credit Suisse (“AM Code of Ethics”), which includes any applicable local supplement, and recognize that I am subject to its requirements.

•             I have disclosed or reported all personal securities holdings in which I have had a direct or indirect financial interest, including all “Employee accounts” as defined in the AM Code of Ethics, as of the date I became an “Employee” of Credit Suisse. I have also reported the name(s) of each person or institution managing any Employee account (or portion thereof) for which I have no direct or indirect influence or control over the investment or trading of the account.

•             I understand that Credit Suisse will monitor securities transactions and holdings in order to ensure compliance with the AM Code of Ethics.  I also understand that personal trading information will be made available to any regulatory or self-regulatory organization to the extent required by applicable law or regulation.  I also understand that, to the extent permissible under applicable law or regulation, Credit Suisse may also (i) make each Employee’s information available to the Employee’s manager(s), the AM Local Executive Committee (or equivalent body(ies)) and their appointees, and (ii) make such information available to the AM Global Executive Committee (or equivalent body(ies)) and any other business unit or legal entity of CSG, including any of its domestic or foreign subsidiaries or branches, to consider violations of this AM Code of Ethics.  To the extent required by applicable law, the sharing of such information will be subject to a data confidentiality agreement with the entity receiving such information.

•             For the purpose of monitoring securities transactions and holdings information under the AM Code of Ethics only, I confirm that I will (i) provide copies of all confirmations and statements subject to the AM Code of Ethics and/or (ii) instruct all financial institutions to provide copies of all such documents. This covers my current Employee accounts and accounts that will be opened in the future during my employment with Credit Suisse.

•             I understand that any circumvention or violation of the AM Code of Ethics will lead to disciplinary and/or legal actions, including dismissal.

•             I understand that I have to report any additions, deletions or changes with respect to Employee accounts.

Signature of Employee	Date

Print Name

Appendix E

Asset Management Employee Personal Account Trading Policy (Code of Ethics) - Annual Certification

I certify that:

•             I have read and understood the Global Personal Trading Policy of the Asset Management business of Credit Suisse (“AM Code of Ethics”), which includes any applicable local supplement, and recognize that I am subject to its requirements.

•             I have complied with all requirements of the AM Code of Ethics in effect during the year ended December 31, 2   .

•             I have disclosed or reported all personal securities transactions, including all personal securities transactions in each “Employee account,” for the year ended December 31, 2    and all personal securities holdings in which I had any direct or indirect interest, including holdings in each Employee account, as of December 31, 2   .  I have also reported the name(s) of each person or institution managing any Employee account (or portion thereof) for which I have no direct or indirect influence or control over the investment or trading of the account, as of December 31, 2   .

•             I understand that Credit Suisse will monitor securities transactions and holdings in order to ensure compliance with the AM Code of Ethics.  I also understand that personal trading information will be made available to any regulatory or self-regulatory organization to the extent required by applicable law or regulation.  I also understand that, to the extent permissible under applicable law or regulation, Credit Suisse may also (i) make each Employee’s information available to the Employee’s manager(s), the AM Local Executive Committee (or equivalent body(ies)) and their appointees, and (ii) make such information available to the AM Global Executive Committee (or equivalent body(ies)) and any other business unit or legal entity of CSG, including any of its domestic or foreign subsidiaries or branches, to consider violations of the AM Code of Ethics.  To the extent required by applicable law, the sharing of such information will be subject to a data confidentiality agreement with the entity receiving such information.

•             For the purpose of monitoring securities transactions and holdings information under the AM Code of Ethics only, I confirm that I have (i) provided copies of all confirmations and statements subject to the AM Code of Ethics, and/or (ii) instructed all financial institutions to provide copies of all such documents. This covers my current Employee accounts and accounts that will be opened in the future during my employment with Credit Suisse.

•             I understand that any circumvention or violation of the AM Code of Ethics will lead to disciplinary and/or legal actions, including dismissal.

•             I understand that I have to report any additions, deletions or changes with respect to Employee accounts.

Signature of Employee	Date

Print Name

Appendix F

Asset Management business — Personal Securities Account Declaration

All Employees must complete each applicable item (1, 2, 3 and/or 4) and sign below.

1.              The following is a list of “Employee accounts”:

Bank/Broker/Dealer/ Fund Company	Account Title and Number

2.              The following is a list of “Employee accounts” that have been opened in the past year:

Bank/Broker/Dealer/ Fund Company	Account Title and Number	Date Opened

3.              The following is a list of “Employee accounts” that have been closed in the past year:

Bank/Broker/Dealer/ Fund Company	Account Title and Number	Date Opened

4.              The following is a list of any other securities or other investment holdings (securities acquired in a private placement or securities held in physical form) held in an “Employee account” or in which I have a direct or indirect financial interest (for securities held in accounts other than those disclosed in response to items 1 and 2):

Name of Private Security or Other Investment	Date Acquired	Amount Held	Record Owner	Purchase Price	How Acquired (Broker/Issuer)

5.              I do not have a direct or indirect financial interest in any securities/funds Employee accounts or otherwise have a financial interest in any securities or other instruments subject to the Policy. (Please initial.)

Initials

I declare that the information given above is true and accurate:

Signature of Employee	Date

Print Name

Appendix G

Side-by-Side/Blackout Period Exemption List

De Minimis Exception to Blackout Period Prohibition*

Employees who purchase or sell 2,000 shares or less of an issuer having a market capitalization of greater than $5.0 billion in a transaction or series of related transactions are exempt from the Blackout Period Prohibition.

Employees who purchase or sell more than 2,000 shares of an issuer having a market capitalization in excess of $5.0 billion in a transaction or series of related transactions are exempt from the Blackout Period prohibition, provided that all CS clients purchase or sell less than 1000 shares during the Blackout Period.

The De Minimis exception applies to the Blackout Period Prohibition ONLY.

*Local Legal and/or Compliance representatives may modify the exemption, provided that Local Legal and/or Compliance determines that neither the Employee transaction, nor any transaction by CS clients (individually or in the aggregate), would have a material impact on the price of the security, subject to approval by the CS AM Global General Counsel.